Exhibit 99.1
PABLO LAGOS ESPINOSA JOINS EZCORP BOARD OF DIRECTORS
AUSTIN, Texas (October 4, 2010) — EZCORP, Inc. (Nasdaq: EZPW) announced today that Pablo Lagos Espinosa, former President and Chief Executive Officer of Pepsi Bottling Group Mexico, has been appointed to the Board of Directors of EZCORP effective October 1, 2010.
During his 30-year business career, Mr. Lagos, age 55, has held various executive management positions with Pepsi Bottling Group, PepsiCo Inc., Unilever Mexico and PepsiCola International, Inc., concentrating exclusively in Latin America. Mr. Lagos served as President and Chief Executive Officer of Pepsi Bottling Group Mexico from 2006 until 2008 and as Chief Operating Officer from 2003 until 2006. Prior to joining Pepsi Bottling Group, Inc., he held a variety of senior executive positions with PepsiCo Inc., where he ran multi-country and multi-regional operations in the beverage and food businesses in Mexico, Central America and South America. Mr. Lagos began his business career in 1980 as a Management Consultant with McKinsey & Company Inc.
Since his retirement from Pepsi Bottling Group Mexico in December 2008, Mr. Lagos has been engaged as an investor and consultant in various private business ventures and has served as a keynote speaker on organizational leadership and management. He currently serves as Chairman of the Board and Executive President for the Mexican subsidiary of Areas, a Spanish global organization dedicated to restaurant and retailing operations in key public transportation hubs, and as Chairman of the board of Residencial Puente de Piedra, a privately-held enterprise focused on developing affordable housing projects in and around Mexico City.
Mr. Lagos earned a bachelor’s degree in industrial and systems engineering from Instituto Tecnologico y de Estudios Superiores de Monterrey in 1976, followed by master’s degrees in industrial engineering, operations research and business administration, all from Stanford University, between 1976 and 1980. Mr. Lagos resides in Mexico City.
Sterling Brinkley, EZCORP’s Chairman of the Board, stated “We are extremely delighted that Pablo has joined our Board of Directors. As we continue to expand our presence and operations in Mexico and other areas outside the United States, it is important that our Board of Directors reflects the diversity of the communities and customers we serve. Pablo brings to our Board substantial executive management, organizational leadership, operating and sales experience in Mexico and other parts of Latin America, areas that we anticipate will continue to provide robust opportunities for growth. We also expect that Pablo’s unique experience, insight and perspective will greatly benefit our company as we continue to expand our operational base and work more closely with our international affiliates.”
About EZCORP
EZCORP is a leading pawn store operator and provider of specialty consumer financial services. It provides collateralized non-recourse loans, commonly known as pawn loans, and a variety of short-term consumer loans, including payday loans, installment loans and auto title loans, or fee-based credit services to customers seeking loans. At its pawn stores, the company also sells merchandise, primarily collateral forfeited from its pawn lending operations.
At June 30, 2010, EZCORP operated 482 pawn stores in the U.S. and Mexico and 497 short-term consumer loan stores in the U.S. and Canada. The company also has significant investments in Albemarle & Bond Holdings PLC (ABM.L), one of the U.K.’s largest pawnbroking businesses with over 130 stores, and Cash Converters International Limited (CCV.L and CCV.AUS), which franchises and operates a worldwide network of over 500 financial services and second-hand retail stores.

EZCORP expanded its operations into Mexico in 2007 and now operates more than 100 stores in Mexico under the “EMPEÑO FÁCIL” and “EMPEÑE SU ORO” brands. With more than 50 new stores opened this fiscal year, EZCORP’s Mexico operations represent the company’s fastest growing business segment.
For additional information, contact Investor Relations at (512) 314-2220.